Exhibit 8

FRIDAY ELDREDGE & CLARK

HERSCHEL H. FRIDAY (1922-1994)

BYRON M. EISEMAN, JR., P.A.

JAMES A. BUTTRY, P.A.

FREDERICK S. URSERY, P.A.

JAMES C. CLARK, JR., P.A.

THOMAS P. LEGGETT, P.A.

JOHN DEWEY WATSON, P.A.

PAUL B. BENHAM III, P.A.

LARRY W. BURKS, P.A.

A. WYCKLIFF NISBET, JR., P.A.

JAMES EDWARD HARRIS, P.A.

JAMES M. SIMPSON, P.A.

JAMES M. SAXTON, P.A.

J. SHEPHERD RUSSELL III, P.A.

DONALD H. BACON, P.A.

WILLIAM THOMAS BAXTER, P.A.

JOSEPH B. HURST, JR., P.A.

ELIZABETH ROBBEN MURRAY, P.A.

CHRISTOPHER HELLER, P.A.

LAURA HENSLEY SMITH, P.A.

ROBERT S. SHAFER, P.A.

WILLIAM M. GRIFFIN III, P.A

MICHAEL S. MOORE, P.A.

WALTER M. EBEL III, P.A.

KEVIN A. CRASS, P.A.

WILLIAM A. WADDELL, JR., P.A.

SCOTT J. LANCASTER, P.A.

ROBERT B. BEACH, JR., P.A.

J. LEE BROWN, P.A.

JAMES C. BAKER, JR., P.A.

HARRY A. LIGHT, P.A.

SCOTT H. TUCKER, P.A.

GUY ALTON WADE, P.A.

PRICE C. GARDNER, P.A.

TONIA P. JONES, P.A.

DAVID D. WILSON, P.A.

JEFFREY H. MOORE, P.A.

DAVID M. GRAF, P.A.

CARLA GUNNELS SPAINHOUR, P.A.

R. CHRISTOPHER LAWSON, P.A.

BETTY J. DEMORY, P.A.

LYNDA M. JOHNSON, P.A.

JAMES W. SMITH, P.A.

CLIFFORD W. PLUNKETT, P.A.

DANIEL L. HERRINGTON, P.A.

J. MICHAEL PICKENS, P.A.

ATTORNEYS AT LAW

A LIMITED LIABILITY PARTNERSHIP

www.fridayfirm.com

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400 WEST CAPITOL AVENUE, SUITE 2000

LITTLE ROCK, ARKANSAS 72201-3522

TELEPHONE 501-376-2011

FAX 501-376-2147

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3425 NORTH FUTRALL DRIVE, SUITE 103

FAYETTEVILLE, ARKANSAS 72703-4811

TELEPHONE 479-695-2011

FAX 479-695-2147

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599 HORSEBARN ROAD, SUITE 101

ROGERS, ARKANSAS 72758

TELEPHONE 479-695-2011

FAX 479-845-4363

MARVIN L. CHILDERS

K. COLEMAN WESTBROOK, JR., P.A.

ALLISON J. CORNWELL, P.A.

ELLEN OWENS SMITH, P.A.

JASON B. HENDREN, P.A.

BRUCE B. TIDWELL, P.A.

JOSEPH P. MCKAY, P.A.

ALEXANDRA A. IFRAH, P.A.

JAY T. TAYLOR, P.A.

MARTIN A. KASTEN, P.A.

BRYAN W. DUKE

JOSEPH G. NICHOLS

ROBERT T. SMITH

RYAN A. BOWMAN

TIMOTHY C. EZELL

T. MICHELLE ATOR, P.A.

SARAH M. COTTON

ALAN G. BRYAN

LINDSEY MITCHAM LORENCE

KHAYYAM M. EDDINGS

STEVEN L. BROOKS

H. WAYNE YOUNG, JR.

JAMIE HUFFMAN JONES

KIMBERLY D. YOUNG

JASON N. BRAMLETT

BRIAN C. SMITH

D. MICHAEL MOYERS

SETH M. HAINES

ERIN E. CULLUM

KRISTOPHER B. KNOX

KATHRYN A. KIRKPATRICK

J. ADAM WELLS

LAURA I. ASBURY

RAGENEA T. HODGE

REBECCA B. HAWBLITZEL

WILLIAM E. FOSTER

MICHAEL B. CHILDERS

C. AARON HOLT

OF COUNSEL

WILLIAM H. SUTTON, P.A.

WILLIAM L. TERRY

WILLIAM L. PATTON, JR.

H.T. LARZELERE, P.A.

OSCAR E. DAVIS, JR., P.A.

WALTER M. EBEL III LITTLE ROCK TEL 501-370-1557 FAX 501-244-5303 ebel@fec.net

[                          , 2007 ]

Pulaski Investment Corporation

5800 R Street

Little Rock, AR 72207

Attn:	James C. East, Chairman

IBERIABANK Corporation

200 West Congress Drive

Lafayette, LA 70501

Attn:	Daryl G. Byrd,
President and Chief Executive Officer

Re:	Merger of Pulaski Investment Corporation with and into IBERIABANK Corporation

Gentlemen:

You have asked for our opinion regarding certain federal income tax consequences in connection with the proposed merger (the “Merger”) of Pulaski Investment Corporation, an Arkansas corporation (“PIC”), with and into IBERIABANK Corporation, a Louisiana corporation (“IBERIABANK”), pursuant to an Agreement and Plan of Merger dated as of August 9, 2006, as amended by Amendment thereto dated December 28, 2006 (the “Merger Agreement”). Capitalized terms used in this opinion and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

As counsel for PIC, we have assisted in the preparation of and are familiar with the Merger Agreement. We have also examined the law and such documents pertaining to the Merger, including IBERIABANK’s Form S-4 Registration Statement filed in connection with the Merger, as we have deemed appropriate and necessary in rendering our opinions herein.

Pulaski Investment Corporation

IBERIABANK Corporation

[_____________ __, 2007 ]

As to questions of fact material to this opinion, we have relied upon representations and warranties as to factual matters contained in the Merger Agreement (including the schedules and exhibits attached thereto) and have made certain other assumptions as set forth in this opinion. However, we have made no independent investigation with regard thereto.

For purposes of this opinion, we have, with your permission, knowledge and consent, made the following factual assumptions, and this opinion is based upon the truth and accuracy of such assumptions:

(a) IBERIABANK and PIC are engaged in the business of operating as bank holding companies under the laws of the States of Louisiana and Arkansas, respectively, and the federal laws of the United States.

(b) Upon the Effective Date of the Merger, unless a stockholder of PIC specifically designates otherwise pursuant to Section 2.2(k) of the Merger Agreement, each stockholder of PIC will receive, for each outstanding share of PIC Common Stock owned by each such stockholder, (i) cash (without interest) equal to $26.6464 per share (approximately $65,000,000 in the aggregate), (ii) 0.2274 share of IBERIABANK common stock (approximately $32,500,000 in the aggregate based upon the closing price of IBERIABANK common stock on August 8, 2006 of $58.60 per share) and (iii) the number of shares of IBERIABANK common stock determined by the quotient obtained by dividing $13.323 by the average trading price of IBERIABANK common stock on the fifteen (15) trading days ending one business day prior to the Effective Date of the Merger (approximately $32,500,000 in the aggregate market value) (collectively, the “Merger Consideration”). In addition, IBERIABANK will make a cash payment to stockholders of PIC in lieu of issuing fractional shares of IBERIABANK common stock.

(c) Pursuant to Section 2.2(k) of the Merger Agreement, in lieu of each individual share of PIC Common Stock being converted in the Merger on the Effective Date into IBERIABANK common stock and cash, as provided in subparagraph (b) above, each stockholder of PIC shall be entitled to specifically designate particular share(s) of the stockholder’s PIC Common Stock to be converted into IBERIABANK common stock and particular share(s) of the stockholder’s PIC Common Stock to be converted into cash; provided the total aggregate shares of IBERIABANK common stock and total aggregate cash to be received by the stockholder in the Merger on the Effective Date shall be the same as the total aggregate shares of IBERIABANK common stock and total aggregate cash, respectively, as the stockholder is entitled to receive under subparagraph (b) above.

(d) PIC stockholders owning more than ten percent (10%) of the issued and outstanding shares of PIC Common Stock shall not have exercised dissenters rights in connection with the Merger, and all of the issued and outstanding shares of PIC Common Stock, other than shares held by PIC stockholders, if any, who properly exercise dissenters rights, will be exchanged for the Merger Consideration.

Pulaski Investment Corporation

IBERIABANK Corporation

[_____________ __, 2007 ]

(e) During the period beginning one (1) year prior to the date of the Merger Agreement through the date hereof (i) PIC has had only two classes of capital stock outstanding, Class A voting common stock and Class B nonvoting common stock, and (ii) there have been no sales, exchanges or dispositions of more than ten percent (10%) of the outstanding shares of PIC Common Stock to persons “related” to PIC or IBERIABANK within the meaning of Treasury Regulations § 1.368-1(e)(4).

(f) PIC will be merged with and into IBERIABANK pursuant to laws of the states of Arkansas and Louisiana, respectively, and the separate existence of PIC shall cease and IBERIABANK shall continue as the surviving corporation with all the assets and liabilities of PIC and IBERIABANK combined.

(g) The IBERIABANK common stock to be received by the PIC stockholders in connection with the Merger will be voting common stock with all of the rights normally accorded to holders of IBERIABANK common stock.

(h) The Merger is being consummated for valid business purposes germane to the business of the parties, separate and apart from tax purposes.

(i) The fair market value of the Merger Consideration to be received by each PIC stockholder in the Merger will be approximately equal to the fair market value of the PIC Common Stock surrendered in the exchange, and the fair market value of shares of IBERIABANK common stock received by PIC stockholders as part of the Merger Consideration shall be equal in value to no less than forty percent (40%) of the aggregate fair market value of all Merger Consideration.

(j) Neither IBERIABANK, nor any person “related” to IBERIABANK within the meaning of Treasury Regulations § 1.368-1(e)(4), has any plan or intention to reacquire any of IBERIABANK’s stock issued in the Merger.

(k) IBERIABANK has no plan or intention to sell or otherwise dispose of any of the assets of PIC acquired in the transaction, except for dispositions made in the ordinary course of business, transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) or other transfers, the aggregate effect of which would not cause IBERIABANK to fail to either continue PIC’s historic business or use a significant portion of PIC’s historic business assets in a business as provided in Treasury Regulations § 1.368-1(d)(1).

(l) The liabilities of PIC assumed by IBERIABANK and the liabilities to which the transferred assets of PIC are subject were incurred by PIC in the ordinary course of its business.

(m) Following the transaction, IBERIABANK will continue the historic business of PIC or use a significant portion of PIC’s historic business assets in a business as provided in Treasury Regulations § 1.368-1(d)(1).

Pulaski Investment Corporation

IBERIABANK Corporation

[_____________ __, 2007 ]

(n) IBERIABANK, PIC and the stockholders of PIC will pay their respective expenses, if any, incurred in connection with the transaction.

(o) There is no intercorporate indebtedness existing between IBERIABANK and PIC that was issued, acquired or will be settled at a discount.

(p) No two parties to the transaction are investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(q) PIC is not under the jurisdiction of a court pursuant to a case under Title XI of the United States Code, or a receivership, foreclosure or other similar proceeding in a federal or state court.

(r) The fair market value of the assets of PIC transferred to IBERIABANK will exceed the sum of the liabilities of PIC assumed by IBERIABANK in the Merger, plus the amount of liabilities, if any, to which the transferred assets are subject.

(s) No fractional share interests in IBERIABANK common stock will be issued in connection with the transaction. The payment of cash in lieu of fractional shares of IBERIABANK common stock is solely for the purpose of avoiding the expense and inconvenience to IBERIABANK of issuing fractional shares and does not represent separately bargained-for consideration.

(t) None of the compensation received by any stockholder-employee of PIC will be separate consideration for, or allocable to, any of his or her shares of PIC Common Stock.

(u) None of the shares of IBERIABANK stock received by any stockholder-employee of PIC will be separate consideration for, or allocable to, any employment agreement, and the compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with the amounts paid to third parties bargaining at arm’s length for similar services.

(v) The Merger will be consummated in accordance with the terms of the Merger Agreement.

(w) Each entity that is a party to the Merger Agreement, or any document executed in connection therewith, has been duly organized under the laws of its state of organization, is validly existing and in good standing under such laws and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Merger Agreement and other related documents.

(x) Each entity that is a party to the Merger Agreement has full power, authority, capacity and legal right to enter into and perform the Merger Agreement and the transactions contemplated thereby.

Pulaski Investment Corporation

IBERIABANK Corporation

[_____________ __, 2007 ]

(y) With respect to any documents furnished to us in connection with this opinion letter, we assume that the copies or originals of the documents so furnished are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, that all signatures are genuine, and that any representations made in the documents are, and will continue to be, true and complete in all material respects, for all periods relevant to this opinion. We further assume that the business and affairs of each of the entities that is a party to the Merger Agreement will be conducted in accordance therewith, and that no actions will be taken, no change in the Merger Agreement or any related documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, documents or assumptions upon which this opinion is based.

Based upon the foregoing factual representations and assumptions, and subject to the comments and qualifications expressed herein, we are of the opinion that:

(a) The Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, and IBERIABANK and PIC will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

(b) No gain or loss will be recognized by IBERIABANK or PIC as a result of the Merger.

(c) A stockholder of PIC who receives IBERIABANK common stock and cash in exchange for such stockholder’s shares of PIC common stock generally will allocate the consideration received in the form of IBERIABANK common stock and cash on a pro rata basis to each share of the PIC stockholder’s PIC common stock and will recognize gain, but not loss, on each such share of PIC common stock exchanged in the Merger to the extent of the lesser of: (i) the excess, if any, of (1) the sum of the aggregate fair market value of the IBERIABANK common stock received (including any fractional share of IBERIABANK common stock deemed to be received and exchanged for cash) and the amount of cash received (including any cash received in lieu of a fractional share of IBERIABANK common stock) for such share of PIC common stock over (2) the stockholder’s aggregate tax basis in such share of PIC common stock exchanged in the Merger and (ii) the amount of cash received for such share of PIC common stock. However, to the extent a PIC stockholder designates, under the provisions of Section 2.2(k) of the Merger Agreement, particular share(s) of the stockholder’s PIC common stock to be converted into IBERIABANK common stock and particular share(s) of the stockholder’s PIC common stock to be converted into cash, such stockholder will (i) generally recognize gain, but not loss, on the particular share(s) converted into cash to the extent of the excess, if any, of cash received for each particular share(s) over the stockholder’s tax basis in each particular share(s) and (ii) generally not recognize gain or loss on the particular share(s) converted into IBERIABANK common stock.

Pulaski Investment Corporation

IBERIABANK Corporation

[_____________ __, 2007 ]

(d) The tax basis of the IBERIABANK common stock received by a stockholder of PIC in exchange for such stockholder’s PIC common stock in the Merger will equal such stockholder’s tax basis in such shares of PIC common stock being exchanged for such shares of IBERIABANK common stock, reduced by any amount allocable to a fractional share interest of IBERIABANK common stock for which cash is received and by the amount of any cash consideration received for such shares of PIC common stock, and increased by the amount of taxable gain, if any, recognized by such stockholder with respect to such shares of PIC common stock exchanged in the Merger. However, to the extent a PIC stockholder designates, under the provisions of Section 2.2(k) of the Merger Agreement, particular share(s) of the PIC stockholder’s PIC common stock to be converted into IBERIABANK common stock, the stockholder’s basis in the IBERIABANK’s common stock so received shall be equal to the stockholder’s basis in the particular shares of PIC common stock so exchanged.

(e) The holding period of the shares of IBERIABANK common stock received in the Merger will include the period during which the shares of PIC Common Stock surrendered in exchange for such shares of IBERIABANK common stock were held, provided such shares of PIC Common Stock were held as capital assets at the Effective Date of the Merger.

The opinions expressed herein are subject to the following qualifications:

(a) We have assumed that the express written terms of the Merger Agreement sets forth the entire agreement of the parties with respect to the proposed Merger, and that there are no oral or written statements, representations, agreements or understandings which modify, amend or vary any of the terms thereof.

(b) This opinion is limited to the matters expressly set forth herein, and no opinion may be implied or inferred beyond the specific language and scope so stated.

(c) The opinions expressed above regarding tax-free reorganization treatment of the Merger assume that the PIC stockholders have, and will continue following the Merger to maintain, a “continuity of interest” in the business of the PIC, directly through the ownership of PIC Common Stock prior to the Merger, and indirectly through the ownership of IBERIABANK common stock following the Merger, within the meaning of Treasury Regulations § 1.368-1(e).

(d) This opinion is based upon the factual assumptions and representations described herein. Accordingly, we shall have no liability in rendering this opinion to the extent it is adversely affected by reason of any such factual assumptions or representations being false or incorrect.

(e) This opinion is rendered as of the date hereof and is based upon the current version of the Code, regulations promulgated thereunder, current rulings of the Internal Revenue Service and applicable case law, and, accordingly, is subject to any changes in such law, regulations, rulings or judicial decisions occurring after the date of this opinion.

Pulaski Investment Corporation

IBERIABANK Corporation

[_____________ __, 2007 ]

(f) This opinion is provided solely for the benefit of IBERIABANK, PIC and the stockholders of PIC and may not be relied upon by any other person or entity, quoted in whole or in part, filed with any governmental agency or otherwise referred to or utilized for any other purpose without, in each instance, our prior written consent.

(g) This opinion is limited solely to the federal tax issues addressed herein.

(h) Additional issues may exist that could affect the federal tax treatment of the Merger that this opinion does not consider, and this opinion does not provide a conclusion with respect to any such additional issues.

(i) This opinion is not written, and cannot be relied upon by IBERIABANK, PIC or the stockholders of PIC, for the purpose of avoiding penalties relating to any significant federal tax issue outside the scope of this opinion.

(j) This opinion is being furnished as of the date hereof and we have no obligation or duty to update or supplement this opinion by reason of events or changes in applicable law occurring after the date of this letter.

Cordially,

Friday, Eldredge & Clark, LLP

WME/cw